Exhibit 99.1

Delta Apparel Raises Fiscal 2010 Sales and Earnings Guidance

  Net Sales of $395 to $400 million
  Diluted EPS in Range of $1.20 to $1.30

GREENVILLE, S.C.--(BUSINESS WIRE)--March 2, 2010--Delta Apparel, Inc. (NYSE Amex: DLA) today announced that the Company is raising its expectations of net sales and earnings for its 2010 fiscal year ending July 3, 2010.

For the full fiscal year 2010, the Company now expects net sales of $395 to $400 million compared to its prior guidance of net sales of $375 to $385 million. Earnings are now expected to be in the range of $1.20 to $1.30 per diluted share compared to the Company’s prior guidance of diluted earnings of $0.95 to $1.10 per share.

“Sales trends in each of our business units continue to be strong as we proceed through the second half of the fiscal year,” commented Robert W. Humphreys, Chairman and Chief Executive Officer. “Gross margins are exceeding our original target, driven by manufacturing efficiencies at the company-owned facilities and a favorable shift in product mix. We continue to utilize the strengths of each of our businesses to enhance top-line growth and leverage our operating platform. We are encouraged by our recent performance and believe we are well positioned to capitalize on the many long-term growth opportunities that still lie ahead for Delta Apparel, Inc.”

While the Company remains concerned about the U.S. economy, it believes it has taken into consideration the heightened risk factors associated with the current economic climate. Significant deterioration in the economy could, however, negatively impact the Company’s ability to achieve its expectations.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC, and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of high quality branded and private label activewear apparel and headwear. The Company specializes in selling a variety of casual and athletic products through most distribution channels for these types of goods. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Through its newest acquisition, Art Gun, LLC, the Company provides shoppers a “virtual art studio” to create customized graphics on apparel products. Many of the Company’s products are available direct to consumers on its websites at www.soffe.com, www.junkfoodclothing.com, and www.deltaapparel.com. The headwear products can be viewed at www.2thegame.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 6,600 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S. and international economic conditions; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; the uncertainty of raw material and energy prices; changes in the economic, political and social stability of our offshore locations; the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

CONTACT:
Delta Apparel, Inc.
Company Contact:
Deborah Merrill, 864-232-5200 x6620
Chief Financial Officer
or
Investor Relations Contact:
Brendon Frey, 203-682-8200
Integrated Corporate Relations